Exhibit 99.1

Definitions

Unless stated otherwise or the context indicates otherwise, references to “T-Mobile,” “our company,” “the Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. and its direct and indirect domestic restricted subsidiaries, including T-Mobile USA, Inc. References to the “Issuer” and “T-Mobile USA” refer to T-Mobile USA, Inc. only. The Issuer’s corporate parent is T-Mobile US, Inc., a Delaware corporation, which is referred to as “T-Mobile US” or “Parent”. Parent has no operations separate from its investment in the Issuer. Accordingly, unless otherwise noted, information is presented for Parent on a consolidated basis.

“AWS” means advanced wireless services.

“B2B” means business-to-business.

“Business Combination Transaction” means the business combination of T-Mobile USA and MetroPCS.

“FCC” means the Federal Communications Commission.

“GSM” means Global System for Mobile Communications.

“LTE” means Long-Term Evolution.

“MVNOs” means Mobile Virtual Network Operators.

“notes” refers to the Issuer’s Senior Notes due 2018 that are the subject of the preliminary offering memorandum.

Additional defined terms have the meanings assigned to them in the immediately following excerpts from the preliminary offering memorandum.

Summary Pro Forma Financial Information and Operating Data

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statements of operations based upon the combined historical financial statements of T-Mobile and MetroPCS, after giving effect to the transaction between T-Mobile USA and MetroPCS as of the first day of the respective periods and necessary adjustments. As required, a pro forma balance sheet has already been reflected in the unaudited June 30, 2013 balance sheet of T-Mobile US, Inc. For further information see the section entitled “T-Mobile US, Inc. Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information that follows is provided for informational purposes only and is not intended to represent or be indicative of the combined results of operation or financial position that would that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results of the combined company. In connection with the pro forma financial information, the Company allocated the preliminary purchase price using its best estimates of fair value. The pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma condensed combined statements of operations do not include certain nonrecurring charges and the related tax effects which may result directly from the transaction.

	For the six months ended June 30, 2013	For the twelve months ended December 31, 2012
	(In millions)
Statement of Operations Data
Revenues:
Total revenues	$12,642	$24,941
Operating expenses:
Network costs	2,901	5,978
Cost of equipment sales	3,347	4,855
Selling, general and administrative	3,627	7,734
Depreciation and amortization	1,885	3,996
Impairment charges on goodwill and spectrum licenses	—	8,134
Other, net	92	(90)

Total operating expenses	11,852	30,607

Operating income (loss)	790	(5,666)
Other (expense) income:
Other expense, net	(597)	(1,052)

Total other expense, net	(597)	(1,052)

Income (loss) before income taxes	193	(6,718)

Income tax expense	(113)	(436)

Net income (loss)	$80	$(7,154)

If we or our existing investors sell our debt securities after this offering, the market price of the notes could decline.

The market price of the notes could decline as a result of sales of the Issuer’s debt securities in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for the Issuer to sell other debt securities in the future at a time and on terms that it deems appropriate.

After the completion of this offering, the Issuer would have outstanding approximately $17.2 billion in aggregate principal amount of debt securities, maturing in 2018 through 2023, all of which would be senior unsecured debt securities. Parent’s majority shareholder, Deutsche Telekom, holds approximately $11.2 billion of these debt securities, maturing in 2019 through 2023. We have on file an effective shelf registration statement with respect to these debt securities held by Deutsche Telekom, and Deutsche Telekom could sell all or any portion of them at any time. We have been advised that Deutsche Telekom is in the process of considering a sale of a portion of these debt securities, subject to market conditions. There can be no assurance of the timing or amount of any such sales.

Risks Related to Our Business and the Wireless Industry

Increasing competition for wireless customers could adversely affect our operating results.

We have multiple wireless competitors in each of our service areas, some of which have greater resources than us, and compete for customers based principally on service/device offerings, price, call quality, data use experience, coverage area, and customer service. In addition, we are facing growing competition from providers offering services using alternative wireless technologies and IP-based networks, as well as traditional wireline networks. We expect market saturation to continue to cause the wireless industry’s customer growth rate to be moderate in comparison with historical growth rates or possibly negative, leading to increased competition for customers. We also expect that our customers’ growing demand for data services will place constraints on our network capacity. This competition and our capacity issues will continue to put pressure on pricing and margins as companies compete for potential customers. Our ability to respond will depend on, among other things, continued absolute and relative improvement in network quality and customer services, effective marketing and selling of products and services, attractive pricing, and cost management, all of which will involve significant expenses.

Consolidation in the wireless industry through mergers, acquisitions and joint ventures could create increased competition.

Joint ventures, mergers, acquisitions and strategic alliances in the wireless industry have resulted in and are expected to result in larger competitors competing for a limited number of customers. The two largest national wireless broadband mobile carriers currently serve a significant percentage of all wireless customers, and hold significant spectrum and other resources. Our largest competitors may be able to enter into exclusive handset or content arrangements, execute pervasive advertising and marketing campaigns, or otherwise improve their cost position relative to ours. In addition, the refusal of our large competitors to provide critical access to resources and inputs, such as roaming services on reasonable terms, may improve their position within the wireless broadband mobile services industry. These factors, together with the effects of the increasing aggregate penetration of wireless services in all metropolitan areas, and the ability of our larger competitors to use resources to build out their networks and to quickly deploy advanced technologies, which have made it more difficult for smaller carriers like us to attract and retain customers, may adversely affect our competitive position and ability to grow, which would have a material adverse effect on our business, financial condition, and operating results.

The failure to successfully integrate the T-Mobile and MetroPCS businesses in the expected time frame could adversely affect our future operating results. Many of the anticipated benefits of the combination may not be realized for a significant period of time, if at all.

Our success will depend, in large part, on our ability to realize the anticipated benefits, including projected synergies and cost savings, from combining the T-Mobile business with the MetroPCS business. This integration will be complex, time-consuming, require significant capital expenditures, and may divert management’s time and attention from the business. The failure to successfully integrate and manage the challenges presented by the integration process may prevent us from achieving the anticipated benefits of the business combination of T-Mobile and MetroPCS and have a material adverse effect on our business, financial condition and operating results.

Potential difficulties in the integration process include, among others, the following:

•	unexpected costs incurred in integrating the T-Mobile and MetroPCS businesses or inability to achieve the cost savings anticipated to result from the business combination;

•

migrating customers from the legacy MetroPCS network to our global system for mobile communications, which we refer to as GSM, evolved high speed packet access, which we refer to as HSPA+, and LTE networks;

•	decommissioning the legacy MetroPCS network;

•	integrating existing back office and customer facing information and billing systems, cell sites and network infrastructure, customer service programs, and distributed antenna systems;

•	combining or coordinating product and service offerings, subscriber plans, customer services, and sales and marketing approaches;

•

addressing the effects of the business combination on our business and the previously established relationships between each of T-Mobile and MetroPCS and their employees, customers, suppliers, content providers, distributors, dealers, retailers, regulators, affiliates, joint venture partners, and the communities in which they operated; and

•	difficulties in consolidating and preparing the Company’s financial statements, or having to restate the financial statements of the Company.

Many of the anticipated synergies are not expected to occur for a significant time period and will require substantial capital expenditures in the near term to be fully realized. Even if we are able to integrate the two businesses successfully, we may not realize the full anticipated benefits of the merger, including anticipated synergies expected from the integration, or achieve such benefits within the anticipated time frame or at all.

If we are unable to attract and retain wireless subscribers our financial performance will be impaired.

Customer demand for our products and services is impacted by numerous factors including, but not limited to, our service offerings, pricing, network performance, customer perceptions, competitive offers, sales and distribution channels, economic conditions and customer service. Managing these factors, and customers’ expectations of these factors, is essential in attracting and retaining customers.

We continuously incur capital expenditures and operating expenses in order to improve and enhance our products, services, applications, and content to remain competitive and to keep up with our customer demand. If we fail to improve and enhance our products and services or expand the capacity of, or make upgrades to, our network to remain competitive, or if we fail to keep up with customer demand, including by maintaining access to desired handsets, content and features, our ability to attract and retain customers would be adversely affected. In particular, our gross new subscriber activations may decrease and our subscriber churn may increase, leaving us unable to meet the assumptions of our business plan. Even if we effectively manage the factors listed above that are within our control, there can be no assurance that our existing customers will not switch to another wireless provider or that we will be able to attract new customers. There would be a material adverse impact on our business, financial condition, and operating results if we are unable to grow our customer base at the levels we project, or achieve the aggregate levels of customer penetration that we currently believe are possible with our business model.

We no longer require consumers to sign annual service contracts for post-paid services and offer consumers equipment financing, and this strategy may not succeed in the long term.

With the launch of our ‘Simple Choice Plans’, we no longer require consumers to sign annual service contracts to obtain post-paid service, while offering Equipment Installment Plans

(“EIPs”) to permit customers to finance handsets which they purchase from us. While we anticipate that we will continue to employ similar “Un-carrier” tactics as part of our business strategy, our service plans and EIP offerings may not meet our customers’ or potential customers’ needs, expectations, or demands. In addition, with this reduction in long-term service contracts, our customers may have residual commitments to us for device financing, but can discontinue their service at any time without penalty or advance notice to us. We cannot assure you that our strategies to address customer churn will be successful. In addition, we may not be able to profitably replace customers who leave our service or replace them at all. We could experience reduced revenues and increased marketing costs to attract replacement customers if we experience a churn rate higher than we expect, which could reduce our profit margin and profitability. Our operational and financial performance may be adversely affected if we are unable to grow our customer base and achieve the customer penetration levels that we anticipate with this business model.

Certain retail customers have the option to pay for their devices in installments over a period of up to 24 months under our EIP. These EIP offerings subject us to increased risks relating to consumer credit issues, which could result in increases to our bad debt expense and potential write-offs of account balances under the EIPs. These arrangements may be particularly sensitive to changes in general economic conditions, as discussed below, and any declines in the credit quality of our customer base could have a material adverse effect on our operating results and financial condition.

We record EIP bad debt expense based on an estimate of the percentage of equipment revenue that will not be collected. This estimate is based on a number of factors including historical write-off experience, credit quality of the customer base, and other factors such as macro-economic conditions. We monitor the aging of our EIP receivables and write-off account balances if collection efforts are unsuccessful and future collection is unlikely based on customer credit ratings and the length of time from the original billing date. Equipment sales that are not reasonably assured to be collectible are recorded on a cash basis as payments are received.

If we are unable to take advantage of technological developments on a timely basis, then we may experience a decline in demand for our services or face challenges in implementing our business strategy.

In order to grow and remain competitive, we will need to adapt to future changes in technology, enhance our existing offerings, and introduce new offerings to address our current and potential customers’ changing demands. For example, we are in the process of transforming and upgrading our network to be the first in the United States to deploy LTE Release 10 and the first to use multimode integrated radios that can handle GSM, HSPA+ and LTE. As part of the network upgrade, we will install new equipment in approximately 35,000 cell sites and refarm our Personal Communications Service in the personal communications services (“PCS”) 1900 MHz spectrum band from second generation GSM services to HSPA+. Modernizing the network is subject to risk from equipment changes, refarming of spectrum, and migration of customers from existing spectrum bands. Scheduling and supplier delays, unexpected or increased costs, technological constraints, regulatory permitting issues, subscriber dissatisfaction, and other risks could cause delays in launching the new network, which could result in significant costs, or reduce the anticipated benefits of the upgrades. In addition, we recently entered into an agreement with Apple, Inc. to carry the iPhone 5 and other Apple products. This new agreement may result in a decrease in free cash flow, and there is no assurance that the agreement will be economically advantageous for us in the long-term.

In general, the development of new services in the wireless telecommunications industry will require us to anticipate and respond to the continuously changing demands of our customers, which we may not be able to do accurately or timely. We could experience a material adverse effect on our business, operations, financial position, and operating results if our new services fail to retain or gain acceptance in the marketplace or if costs associated with these services are higher than anticipated.

The scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use, may adversely affect our business strategy and financial planning.

Based on industry trends, we believe that the average data usage of our customers will continue to rise. Therefore, at some point in the future we will need to acquire additional spectrum in order to continue our customer growth, expand into new areas, maintain our quality of service, meet increasing customer demands, and deploy new technologies. We will be at a competitive disadvantage and possibly experience erosion in the quality of service in certain areas if we fail to gain access to necessary spectrum before reaching capacity, especially below 1 GHz—low band spectrum.

The continued interest in, and aggregation of, spectrum by the largest national carriers may reduce our ability to acquire spectrum from other carriers or otherwise negatively impact our ability to gain access to spectrum through other means. As a result, we may need to acquire spectrum through government auctions and/or enter into spectrum sharing arrangements, which are subject to certain risks and uncertainties. For example, the FCC has encountered significant challenges in making additional spectrum available, which has created uncertainty about the timing and availability of spectrum through government auctions.

In addition, the FCC may impose conditions on the use of new wireless broadband mobile spectrum, including new restrictions or rules governing the use or access to current or future spectrum. This could increase pressure on capacity. Additional conditions that may be imposed by the FCC include more stringent build-out requirements, limited renewal rights, clearing obligations, or open access or net neutrality requirements that may make it less attractive or less economical to acquire spectrum. The FCC has a pending notice of proposed rulemaking to examine whether the current spectrum screen used in acquisitions of spectrum should be changed or whether a spectrum cap should be imposed. In addition, rules may be established for future government spectrum auctions that may negatively impact our ability to obtain spectrum economically or in appropriate configurations or coverage areas.

If we cannot acquire needed spectrum from the government or otherwise, if new or existing competitors acquire spectrum that will allow them to provide services competitive with our services, or if we cannot deploy services on a timely basis without burdensome conditions, at adequate cost, and while maintaining network quality levels, then our ability to attract and retain customers and our associated financial performance could be materially adversely affected.

Economic and market conditions may adversely affect our business and financial performance, as well as our access to financing on favorable terms or at all.

Our business and financial performance are sensitive to changes in general economic conditions, including changes in interest rates, consumer credit conditions, consumer debt levels, consumer confidence, rates of inflation (or concerns about deflation), unemployment rates, energy costs and other macro-economic factors. Market and economic conditions have been unprecedented and challenging in recent years. Continued concerns about the systemic impact of a long-term downturn, high underemployment and unemployment, high energy costs, the availability and cost of credit and unstable housing and credit markets have contributed to increased market volatility and economic uncertainty.

Continued or renewed market turbulence and weak economic conditions may materially adversely affect our business and financial performance in a number of ways. Our services are available to a broad customer base, a significant segment of which may be more vulnerable to weak economic conditions. We may have greater difficulty in gaining new customers within this segment and existing customers may be more likely to terminate service due to an inability to pay. Competing for customers within this segment also puts pressure on our pricing structure and margins. In addition, the continued instability in the global financial markets has resulted in periodic volatility in the credit, equity, and fixed income markets. This volatility could limit our access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are acceptable to us, or at all.

Continued weak economic conditions and tight credit conditions may also adversely impact our suppliers and dealers, some of which have filed for or may be considering bankruptcy, or may experience cash flow or liquidity problems or are unable to obtain or refinance credit such that they may no longer be able to operate. Any of these could adversely impact our ability to distribute, market, or sell our products and services. Sustained difficult, or worsening, general economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Our reputation and financial condition could be materially adversely affected by system failures, security or data breaches, business disruptions, and unauthorized use or interference with our network and other systems.

To be successful, we must provide our customers with reliable, trustworthy service and protect the communications, location, and personal information shared or generated by our customers. We rely upon our systems and networks, and the systems and networks of other providers and suppliers, to provide and support our services and, in some cases, to protect our customers’ and our information. Failure of our or others’ systems, networks and infrastructure may prevent us from providing reliable service, or may allow for the unauthorized interception, destruction, use or dissemination of our customers’ or our company’s information. Examples of these risks include:

•	denial of service and other malicious or abusive attacks by third parties, including cyber-attacks or other breaches of network or information technology security;

•	human error;

•	physical damage, power surges or outages, or equipment failure, including those as a result of severe weather, natural disasters, terrorist attacks, and acts of war;

•	theft of customer/proprietary information: intrusion and theft of data offered for sale, competitive (dis)advantage, and/or corporate extortion;

•	unauthorized access to our information technology, billing, customer care and provisioning systems and networks, and those of our suppliers and other providers;

•	supplier failures or delays; and

•	other systems failures or outages.

Such failures could cause us to lose customers, lose revenue, incur expenses, suffer reputational and goodwill damages, and subject us to litigation or governmental investigation.

Remediation costs could include liability for information loss, repairing infrastructure and systems, and/or incentives offered to customers. Our insurance may not cover, or be adequate to fully reimburse us for, costs and losses associated with such events.

We rely on third-parties to provide specialized products or services for the operation of our business, and a failure or inability by such parties to provide these products or services could adversely affect our business, results of operations, and financial condition.

We depend heavily on suppliers and other third parties in order for us to efficiently operate our business. Our business is complex, and it is not unusual for multiple vendors located in multiple locations to help us to develop, maintain, and troubleshoot products and services, such as network components, software development services, and billing and customer service support. Our suppliers often provide services outside of the United States, which carries associated additional regulatory and legal obligations. We generally rely upon the suppliers to provide contractual assurances and accurate information regarding risks associated with their provision of products or services in accordance with our expectations and standards, and they may fail to do so.

Generally, there are multiple sources for the types of products and services we purchase or use. However, we currently rely on one key supplier for billing services, a limited number of suppliers for voice and data communications transport services, network infrastructure, equipment, handsets, and other devices, and, and payment processing services, among other products and services we rely on. Disruptions with respect to such suppliers, or failure of such suppliers to adequately perform, could have a material adverse on our financial performance.

In the past, our suppliers, contractors and third-party retailers have not always performed at the levels we expect or at the levels required by their contracts. Our business could be severely disrupted if key suppliers, contractors, service providers, or third-party retailers fail to comply with their contracts or become unable to continue the supply due to patent or other intellectual property infringement actions, or other disruptions. Our business could also be disrupted if we experience delays or service degradation during any transition to a new outsourcing provider or other supplier, or we were required to replace the supplied products or services with those from another source, especially if the replacement became necessary on short notice. Any such disruptions could have a material adverse effect on our business, results of operations and financial condition.

Our financial performance will be impaired if we experience high fraud rates related to device financing, credit cards, dealers, or subscriptions.

Our operating costs could increase substantially as a result of fraud, including device financing, customer credit card, subscription or dealer fraud. If our fraud detection strategies and processes are not successful in detecting and controlling fraud, whether directly or by way of the systems, processes, and operations of third parties such as national retailers, dealers and others, the resulting loss of revenue or increased expenses could have a materially adverse impact on our financial condition and results of operations.

Our significant indebtedness could adversely affect our business, financial condition and operating results.

Our ability to make payments on our debt, to repay our existing indebtedness when due, and to fund operations and significant planned capital expenditures will depend on our ability to generate cash in the future, which is in turn subject to the operational risks described elsewhere in this section. Our debt service obligations could have material adverse effects on our operations and financial results, including by:

•	limiting our ability to borrow money or sell stock to fund our operational, financing or strategic needs;

•	limiting our flexibility in planning for, or reacting to, changes in our business or the communications industry or pursuing growth opportunities;

•	reducing the amount of cash available for other operational or strategic needs; and

•	placing us at a competitive disadvantage to competitors who are less leveraged than we are.

In addition, a substantial portion of our debt, including $5.6 billion in principal amount of the notes we issued to Deutsche Telekom in connection with the business combination between T-Mobile USA and MetroPCS and borrowings under our $500 million credit facility with Deutsche Telekom, bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we have and may enter into agreements limiting our exposure to higher interest rates in the future, any such agreements may not offer complete protection from this risk, and any portion not subject to such agreements would have full exposure to higher interest rates. Any of these risks could have a material adverse effect on our business, financial condition, and operating results.

The agreements governing our indebtedness include restrictive covenants that limit our operating flexibility.

The agreements governing our indebtedness impose significant operating and financial restrictions on us. These restrictions, subject in certain cases to customary baskets, exceptions and incurrence-based ratio tests, may limit our ability to engage in some transactions, including the following:

•	incurring additional indebtedness and issuing preferred stock;

•	paying dividends, redeeming capital stock or making other restricted payments or investments;

•	selling or buying assets, properties or licenses;

•	developing assets, properties or licenses which we have or in the future may procure;

•	creating liens on assets;

•	participating in future FCC auctions of spectrum or private sales of spectrum;

•	engaging in mergers, acquisitions, business combinations, or other transactions;

•	entering into transactions with affiliates; and

•	placing restrictions on the ability of subsidiaries to pay dividends or make other payments.

These restrictions could limit our ability to react to changes in our operating environment or the economy. Any future indebtedness that we incur may contain similar or more restrictive covenants. Any failure to comply with the restrictions of our debt agreements may result in an event of default under these agreements, which in turn may result in defaults or acceleration of obligations under these agreements and other agreements, giving our lenders the right to terminate any commitments they had made to provide us with further funds and to require us to repay all amounts then outstanding. Any of these events would have a material adverse effect on our financial position and performance.

Our business and stock price may be adversely affected if our internal controls are not effective.

Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the SEC rules and regulations promulgated thereunder, require companies to conduct a comprehensive evaluation of their internal control over financial reporting. To comply with this statute, each year Parent is required to document and test its internal control over financial reporting; its management is required to assess and issue a report concerning its internal control over financial reporting; and its independent registered public accounting firm is required to report on the effectiveness of its internal control over financial reporting.

We cannot assure you that Parent will not discover material weaknesses in the future, including material weaknesses resulting from difficulties, errors, delays, or disruptions while we integrate the T-Mobile and MetroPCS businesses. The existence of one or more material weaknesses could result in errors in Parent’s financial statements, and substantial costs and resources may be required to rectify these or other internal control deficiencies. If Parent is unable to comply with the requirements of Section 404 in a timely manner or assert that its internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of its financial reports and the trading price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We have made significant changes to our corporate structure, strategy, and operations in effort to revitalize the business and effect change in our market position.

Over the last few years, our company has made significant corporate changes including: new executive leadership and changes in executive leadership responsibilities; new governance structures; call center consolidation; organizational restructuring, and changed methods of funding. Although these are designed to improve company performance, in some cases they insert additional business complexity, and thus are accompanied by associated risks to effective operations. For example, our management and other personnel may devote a substantial amount of time to these new initiatives, and such corporate changes may increase our legal and compliance costs and may make some activities more time-consuming and costly.

We rely on highly-skilled personnel throughout all levels of our business. Our business could be harmed if we are unable to retain or motivate key personnel, hire qualified personnel, or maintain our corporate culture.

We believe that our future success depends in substantial part on our ability to recruit, hire, motivate, develop, and retain talented and highly-skilled personnel. Achieving this objective may be difficult due to many factors, including fluctuations in economic and industry conditions, competitors’ hiring practices, employee tolerance for the significant amount of change within and demands on our company and our industry, and the effectiveness of our compensation programs. If we do not succeed in retaining and motivating our existing key employees and in attracting new key personnel, we may be unable to meet our business plan and, as a result, our revenue growth and profitability may be materially adversely affected.

Risk Related to Legal, Regulatory and Governance Matters

We operate throughout the United States, Puerto Rico, and the U.S. Virgin Islands, and as such are subject to regulatory and legislative action by applicable local, state and federal governmental entities, which may increase our costs of providing products or services, or require us to change our business operations, products, or services or subject us to material adverse impacts if we fail to comply with such regulations.

The FCC regulates the licensing, construction, modification, operation, ownership, sale, and interconnection of wireless communications systems, as do some state and local regulatory agencies. The FCC also reviews and in some cases restricts non-U.S. ownership of wireless communications systems. We cannot assure you that the FCC or any state or local agencies having jurisdiction over our business will not adopt regulations or take other enforcement or other actions that would adversely affect our business, impose new costs, or require changes in current or planned operations. We are subject to regulatory action by the FCC and other federal agencies, as well as judicial review and actions, on issues related to the wireless industry that include, but are not limited to: roaming, network outages, spectrum allocation and licensing, pole attachments, intercarrier compensation, Universal Service Fund (USF), net neutrality, special access, 911 services, consumer protection including cramming, bill shock, and handset unlocking, consumer privacy, and cybersecurity.

In addition, states are increasingly focused on the quality of service and support that wireless carriers provide to their customers and several agencies have proposed or enacted new and potentially burdensome regulations in this area. A number of state Public Utility Commissions and state legislatures have introduced proposals in recent years seeking to regulate carriers’ business practices. We also face potential investigations by, and inquiries from or actions by state Public Utility Commissions, and state Attorneys General. Further, we are subject to regulations in other aspects of our business, including handset financing. We also cannot assure you that Congress will not amend the Communications Act of 1934 as amended (the “Communications Act”), from which the FCC obtains its authority and which serves to limit state authority, or enact other legislation in a manner that could be adverse to our business. Enactment of additional state or federal regulations may increase our costs of providing services (including, through contributions to universal service programs, which may require us to subsidize our competitors) or require us to change our services. Failure to comply with applicable regulations could have a material adverse effect on our business, financial condition and results of operations.

Unfavorable outcomes of legal proceedings may adversely affect our business and financial condition.

We are regularly involved in a number of legal proceedings before various state and federal courts, the FCC, and state and local regulatory agencies. Such legal proceedings can be complex, costly, and highly disruptive to business operations by diverting the attention and energies of management and other key personnel. The assessment of the outcome of legal proceedings, including our potential liability, if any, is a highly subjective process that requires judgments about future events that are not within our control. The outcome of litigation or other legal proceedings, including amounts ultimately received or paid upon settlement, may differ materially from amounts accrued in the financial statements. In addition, litigation or similar proceedings could impose restraints on our current or future manner of doing business. Such potential outcomes including judgments, awards, settlements or orders could have a material adverse effect on our business, financial condition, operating results, or ability to do business.

We may be unable to protect our intellectual property.

We rely on a combination of patent, service mark, trademark, and trade secret laws and contractual restrictions to establish and protect our proprietary rights, all of which offer only limited protection. The steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary rights. Moreover, others may independently develop processes and technologies that are competitive to ours. We cannot be sure that any legal actions against such infringers will be successful, even when our rights have been infringed. We cannot assure you that our pending or patent applications will be granted or enforceable, or that the rights granted under any patent that may be issued will provide us with any competitive advantages. In addition, we cannot assure you that any trademark or service mark registrations will be issued with respect to pending or future applications or will provide adequate protection of our brands. We do not have insurance coverage for intellectual property losses, and as such, a charge for an anticipated settlement, or an adverse ruling awarding damages, represents unplanned loss events. Any of these factors could have a material adverse effect on our business, financial condition and results of operations. Furthermore, we could be subject to fines, forfeitures and other penalties (including, in extreme cases, revocation of our licenses) for failure to comply with FCC regulations, even if any such non-compliance was unintentional. The loss of any licenses, or any related fines or forfeitures, could adversely affect our business, results of operations and financial condition.

We use equipment, software, technology, and content in the operation of our business, which may subject us to third-party intellectual property claims and we may be adversely affected by litigation involving our suppliers.

We are a defendant in numerous intellectual property lawsuits, including patent infringement lawsuits, which exposes us to the risk of adverse financial impact either by way of significant settlement amounts or damage awards. As we adopt new technologies and new business systems, and provide customers with new products and/or services, we may face additional infringement claims. These claims could require us to cease certain activities or to cease selling relevant products and services. These claims can be time-consuming and costly to defend, and divert management resources. In addition to litigation directly involving our company, our vendors and suppliers can be threatened with patent litigation and/or subjected to the threat of disruption or blockage of sale, use, or importation of products, posing the risk of supply chain interruption to particular products and associated services exposing us to material adverse operational and financial impacts.

Our business may be impacted by new or changing tax regulations and actions by federal, state or local agencies, or how judicial authorities apply tax laws.

We calculate and remit surcharges, taxes and fees to numerous federal, state and local jurisdictions in connection with the products and services we provide. These fees include federal USF fees and common carrier regulatory fees. In addition, many state and local governments impose various surcharges, taxes and fees on our sales and to our purchases of telecommunications services from various carriers. In many cases, the applicability and method of calculating these surcharges, taxes and fees may be uncertain, and our calculation, assessment and remittance of these amounts may be contested. In the event that we have incorrectly assessed and remitted amounts that were due, we could be subject to fines and penalties, which could materially impact our financial condition. In the event that federal, state and/or local municipalities were to significantly increase taxes and regulatory fees on our services or seek to impose new ones, it could have a material adverse effect on our margins and financial and operational results.

Our wireless licenses are subject to renewal and may be revoked in the event that we violate applicable laws.

Our existing wireless licenses are subject to renewal upon the expiration of the 10-year or 15-year period for which they are granted. Historically, the FCC has approved our license renewal applications. However, the Communications Act provides that licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. In addition, our licenses are subject to our compliance with the terms set forth in the agreement pertaining to national security among Deutsche Telekom, the Federal Bureau of Investigation, the Department of Justice, the Department of Homeland Security and the Company. If we fail to timely file to renew any wireless license, or fail to meet any regulatory requirements for renewal, including construction and substantial service requirements, we could be denied a license renewal. Many of our wireless licenses are subject to interim or final construction requirements and there is no guarantee that the FCC will find our construction, or the construction of prior licensees, sufficient to meet the build-out or renewal requirements. The FCC has pending a rulemaking proceeding to reevaluate, among other things, its wireless license renewal showings and standards and may in this or other proceedings promulgate changes or additional substantial requirements or conditions to its renewal rules, including revising license build out requirements. Accordingly, we cannot assure you that the FCC will renew our wireless licenses upon their expiration. If any of our wireless licenses were to be revoked or not renewed upon expiration, we would not be permitted to provide services under that license, which could have a material adverse effect on our business, results of operations, and financial condition.

Our business could be adversely affected by findings of product liability for health/safety risks from wireless devices and transmission equipment, as well as by changes to regulations/RF emission standards.

We do not manufacture devices or other equipment sold by us, and we depend on our suppliers to provide defect-free and safe equipment. Suppliers are required by applicable law to manufacture their devices to meet certain governmentally imposed safety criteria. However, even if the devices we sell meet the regulatory safety criteria, we could be held liable with the equipment manufacturers and suppliers for any harm caused by products we sell if such products are later found to have design or manufacturing defects. We generally seek to enter into indemnification agreements with the manufacturers who supply us with devices to protect us from losses associated with product liability, but we cannot guarantee that we will be fully protected against all losses associated with a product that is found to be defective.

Allegations have been made that the use of wireless handsets and wireless transmission equipment, such as cell towers, may be linked to various health concerns, including cancer and brain tumors. Lawsuits have been filed against manufacturers and carriers in the industry claiming damages for alleged health problems arising from the use of wireless handsets. In addition, the FCC recently indicated that it plans to gather additional data regarding wireless handset emissions to update its assessment of this issue. The media has also reported incidents of handset battery malfunction, including reports of batteries that have overheated. These allegations may lead to changes in regulatory standards. There have also been other allegations regarding wireless technology, including allegations that wireless handset emissions may interfere with various electronic medical devices (including hearing aids and pacemakers), airbags, and anti-lock brakes.

Additionally, there are safety risks associated with the use of wireless devices while operating vehicles or equipment. Concerns over any of these risks and the effect of any legislation, rules or regulations that have been and may be adopted in response to these risks could limit our ability to sell our wireless services.

We are controlled by Deutsche Telekom, whose interests may differ from the interests of our other stakeholders.

Deutsche Telekom beneficially owns and possesses voting power over approximately 74% of the fully diluted shares of our common stock. Through its control of the voting power of our common stock and the rights granted to Deutsche Telekom in our certificate of incorporation and a stockholder’s agreement, Deutsche Telekom controls the election of a majority of our directors and all other matters requiring the approval of our stockholders. By virtue of Deutsche Telekom’s voting control, we are a “controlled company,” as defined in the New York Stock Exchange, or NYSE, listing rules, and are not subject to NYSE requirements that would otherwise require us to have a majority of independent directors, a nominating committee composed solely of independent directors, or a compensation committee composed solely of independent directors.

In addition, our certificate of incorporation and the stockholder’s agreement restrict us from taking certain actions without Deutsche Telekom’s prior written consent as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock, including the incurrence of debt (excluding certain permitted debt) if our consolidated ratio of debt to cash flow for the most recently ended four full fiscal quarters for which financial statements are available would exceed 5.25 to 1.0 on a pro forma basis, the acquisition of any business, debt or equity interests, operations or assets of any person for consideration in excess of $1 billion, the sale of any of our or our subsidiaries’ divisions, businesses, operations or equity interests for consideration in excess of $1 billion, any change in the size of our board of directors, the issuances of equity securities in excess of 10% of our outstanding shares or to repurchase debt held by Deutsche Telekom, the repurchase or redemption of equity securities or the declaration of extraordinary or in-kind dividends or distributions other than on a pro rata basis, or the termination or hiring of our chief executive officer. These restrictions could prevent us from taking actions that our board of directors may otherwise determine are in the best interests of the Company and our stockholders or that may be in the best interests of our other stakeholders.

Deutsche Telekom effectively has control over all matters submitted to our stockholders for approval, including the election or removal of directors, changes to our certificate of incorporation, a sale or merger of our company and other transactions requiring stockholder approval under Delaware law. Deutsche Telekom may have strategic, financial, or other interests different from our other stakeholders, including as the holder of a substantial amount of our indebtedness, and may make decisions adverse to the interests of our other stakeholders.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statements of operations based upon the combined historical financial statements of T-Mobile USA and legacy MetroPCS Communications Inc. (“MetroPCS”), after giving effect to the transaction between T-Mobile USA and MetroPCS and adjustments described in the accompanying notes. In accordance with Article 11 of Regulation S-X (“Article 11”), a pro forma balance sheet is not required as the transaction has already been reflected in the unaudited June 30, 2013 balance sheet of the Company.

The transaction is accounted for as a reverse acquisition under the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance for business combinations, Accounting Standards Codification 805, provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the stockholders of the constituent companies in the combined company, the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Because T-Mobile USA’s indirect stockholder, Deutsche Telekom, is entitled to designate the majority of the board of directors of the combined company, MetroPCS stockholders received a cash payment and Deutsche Telekom received a majority of the equity securities and voting rights of the combined company, T-Mobile USA is considered to be the acquirer of MetroPCS for accounting purposes. This means that the Company allocated the purchase price to the fair value of MetroPCS’ assets and liabilities as of the acquisition date, with any excess purchase price being recorded as goodwill.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013 reflect the transaction as if it had occurred on January 1, 2012, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited and unaudited historical financial statements of each of T-Mobile USA and MetroPCS and the notes thereto, as well as the disclosures contained in each company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations. Additional information about the basis of presentation of this information is provided in Note 1 hereto.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11. The unaudited pro forma adjustments reflecting the transaction have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification 805, and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the transaction had been completed as of the dates set forth above, nor is it

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

indicative of the future results of the combined company. In connection with the pro forma financial information, the Company allocated the purchase price using its best estimates of fair value. The pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information become available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma condensed combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the transaction as described in the notes to the unaudited pro forma condensed combined financial information.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2012

(dollars in millions, except per share amounts)

	Historical		Pro Forma Adjustments	Notes		Pro Forma Combined
	T-Mobile USA	MetroPCS
Revenues
Total revenues	$19,719	$5,101	$93	(3f	)	$24,941
			28	(5)
Operating expenses
Network costs	4,661	1,490	(24)	(3e	)	5,978
			(149)	(3f	)
Cost of equipment sales	3,437	1,440	(22)	(3f	)	4,855
Selling, general and administrative	6,796	697	(23)	(1)		7,734
			264	(3f	)
Depreciation and amortization	3,187	641	(177)	(3a	)	3,996
			345	(3b	)
Impairment charges on goodwill and spectrum licenses	8,134	—	—			8,134
Other, net	(99)	9	—			(90)

Total operating expenses	26,116	4,277	214			30,607

Operating income (loss)	(6,397)	824	(93)			(5,666)
Other income (expense)
Other expense, net	(589)	(217)	2	(1)		(1,052)
			(125)	(4)
			51	(4)
			(174)	(5)

Total other expense, net	(589)	(217)	(246)			(1,052)

Income (loss) before income taxes	(6,986)	607	(339)			(6,718)

Income tax benefit (expense)	(350)	(213)	127	(3c	)	(436)

Net income (loss)	$(7,336)	$394	$(212)			$(7,154)

Net (loss) income per common share
Basic	$(25.07)	$1.08		(3d	)	$(9.95)

Diluted	$(25.07)	$1.07		(3d	)	$(9.95)

Weighted average shares
Basic	292,669,971	363,449,061		(3d	)	719,221,158

Diluted	292,669,971	364,880,303		(3d	)	719,221,158

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2013

(dollars in millions, except per share amounts)

	Historical			Pro Forma Adjustments	Notes		Pro Forma Combined
	T-Mobile USA*	MetroPCS**	MetroPCS***
Revenues
Total revenues	$10,905	$1,287	$422	$28	(3f	)	$12,642
Operating expenses
Network costs	2,436	373	134	(12)	(3e	)	2,901
				(30)	(3f	)
Cost of equipment sales	2,822	438	92	(5)	(3f	)	3,347
Selling, general and administrative	3,353	194	213	(49)	(1)		3,627
				(89)	(1)
				(59)	(1)
				64	(3f	)
Depreciation and amortization	1,643	173	56	(74)	(3a	)	1,885
				87	(3b	)
Other, net	91	1	—	—			92

Total operating expenses	10,345	1,179	495	(167)			11,852

Operating income (loss)	560	108	(73)	195			790
Other (expense) income
Other expense, net	(376)	(76)	(72)	(90)	(4)		(597)
				17	(4)

Total other expense, net	(376)	(76)	(72)	(73)			(597)

Income (loss) before income taxes	184	32	(145)	122			193

Income tax (expense) benefit	(93)	(13)	39	(46)	(3c	)	(113)

Net income (loss)	$91	$19	$(106)	$76			$80

Net income per common share
Basic	$0.15	$0.05			(3d	)	$0.11

Diluted	$0.15	$0.05			(3d	)	$0.11

Weighted average shares
Basic	600,302,111	364,999,137			(3d	)	721,594,872

Diluted	601,694,912	366,556,369			(3d	)	724,248,066

*	T-Mobile USA historical amounts for the six months ended June 30, 2013 includes two months’ results from MetroPCS, given that the business combination closed on April 30, 2013.
**	The MetroPCS historical amounts include results for the three months ended March 31, 2013.
***	The MetroPCS historical amounts include results for the one month ended April 30, 2013.

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of April 30, 2013 (the “Acquisition Date”), the date the transaction closed.

T-Mobile USA’s historical results are derived from T-Mobile USA’s audited consolidated statement of comprehensive income for the year ended December 31, 2012, and unaudited condensed consolidated statement of comprehensive income for the six months ended June 30, 2013 under accounting principles generally accepted in the United States of America (“GAAP”). MetroPCS’ historical results are derived from the audited consolidated statement of comprehensive income for the year ended December 31, 2012, the unaudited condensed consolidated statement of comprehensive income for the three months ended March 31, 2013, and the unaudited condensed consolidated statement of comprehensive income for the one month ended April 30, 2013 under GAAP.

Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial information are those set out in T-Mobile USA’s audited financial statements as of December 31, 2012 and MetroPCS’ audited financial statements as of December 31, 2012. Management has determined that no significant adjustments are necessary to conform MetroPCS’ financial statements to the accounting policies used by T-Mobile USA in the preparation of the unaudited pro forma condensed combined financial information.

Description of Transaction

On October 3, 2012, MetroPCS entered into the business combination agreement (the “Business Combination Agreement”), by and among Deutsche Telekom AG (“Deutsche Telekom”), T-Mobile Global Zwischenholding GmbH, a Gesellschaft mit beschränkter Haftung organized in Germany and a direct wholly-owned subsidiary of Deutsche Telekom (“Global”), T-Mobile Global Holding GmbH, a Gesellschaft mit beschränkter Haftung organized in Germany and a direct wholly-owned subsidiary of Deutsche Telekom (“Holding”), T-Mobile USA and MetroPCS, which was subsequently amended on April 14, 2013.

On the Acquisition Date, MetroPCS (i) effected a recapitalization that included a reverse stock split of the MetroPCS common stock, which represented thereafter one-half of a share of MetroPCS common stock; (ii) as part of the recapitalization, distributed a cash payment in an amount equal to $1.5 billion (or approximately $4.05 per share pre-reverse stock split), without interest, in the aggregate to the record holders of MetroPCS common stock immediately following the effective time of the reverse stock split; and (iii) issued and delivered to Holding or its designee shares of MetroPCS common stock equal to 74% of the fully-diluted shares of

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

MetroPCS common stock outstanding immediately following the cash payment, and Holding delivered to MetroPCS all of the shares of capital stock of T-Mobile USA.

The pro forma adjustments take into consideration the senior unsecured notes in an aggregate principal amount of $14.7 billion, which were issued or offered as follows:

•

$11.2 billion notes were issued by T-Mobile USA to Deutsche Telekom or its subsidiaries to refinance certain intercompany indebtedness owed by T-Mobile USA and its subsidiaries to Deutsche Telekom and its subsidiaries (excluding T-Mobile USA and its subsidiaries).

•

$3.5 billion notes were issued by MetroPCS Wireless, Inc. (“Wireless”), a wholly owned subsidiary of MetroPCS to third party investors of which the net proceeds were used by MetroPCS to refinance the Wireless existing senior credit facility and for general corporate purposes.

As of the date of this offering memorandum, MetroPCS and T-Mobile USA had incurred approximately $74.4 million of transaction costs. An adjustment of $49.2 million and $25.2 million has been reflected in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2013 and for the year ended December 31, 2012, respectively, related to transaction costs as these are nonrecurring charges, which are to be excluded in accordance with Article 11. The transaction costs of $74.4 million exclude financing fees related to $3.5 billion notes, which were approximately $40.0 million, as well as an insignificant amount of financing fees related to the $11.2 billion notes.

Certain other nonrecurring charges have been excluded from the unaudited pro forma condensed combined statements of operations in accordance with Article 11. The excluded nonrecurring charges related to the acceleration of MetroPCS’ share based payments and the related severance and change in control payments. An adjustment of $89.4 million has been reflected in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 in connection with the estimated charge relating to the acceleration of MetroPCS’ share based payments incurred by MetroPCS prior to the combination of the two companies. An adjustment of $59.0 million has been reflected in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 relating to change in control payments to MetroPCS’ employees.

2. Calculation of Purchase Consideration

The purchase consideration in a reverse acquisition is determined with reference to the value of equity that the accounting acquirer (in this case, T-Mobile USA, the legal subsidiary) has issued to the owners of the accounting acquiree (MetroPCS, the legal parent) to give them the same percentage interest in the combined entity. The fair value of MetroPCS common stock is based on the closing stock price on the Acquisition Date of $11.84 per share. The Company expects that the allocation of the purchase price will be finalized within twelve months after the Acquisition Date.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The purchase price is calculated as follows (dollars in millions, except number of shares and per share amount):

Number of MetroPCS shares outstanding(i)	370,457,300
MetroPCS common stock price(ii)	$7.79
Fair value of MetroPCS shares	$2,886
Fair value of stock options(iii)	84
Cash consideration paid to stock option holders(iii)	1

Estimated purchase price	$2,971

(i)	Number of shares of MetroPCS common stock issued and outstanding as of April 30, 2013, including MetroPCS unvested restricted stock, which immediately vested upon closing.
(ii)	Closing price of MetroPCS common stock on the New York Stock Exchange on April 30, 2013 of $11.84 per share adjusted by the $4.05 per share impact of the $1.5 billion cash payment. The cash payment was a return of capital, made as part of the recapitalization to the MetroPCS stockholders prior to the stock issuance to Holding or its designee. MetroPCS made the $1.5 billion cash payment (or approximately $4.05 per share pre-reverse stock split), without interest, in the aggregate to the record holders of MetroPCS common stock immediately following the effective time of the reverse stock split.
(iii)	Pursuant to the business combination agreement, unvested equity awards immediately vested and stock option holders received stock options of the combined entity on the Acquisition Date, subject to stockholder’s right to cash redemption for options in which the exercise price was less than the average closing price for the five days preceding the closing (“in-the-money options”). Stock options with low exercise prices, as defined in the business combination agreement, were canceled in exchange for cash consideration. Therefore, the fair value of stock options includes all stock options outstanding, adjusted for those options meeting the definition of low exercise price and elections made by the option holders with the in-the-money stock options, which were subject to cash payment.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of MetroPCS are recorded at the acquisition date fair values and added to those of T-Mobile USA. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of April 30, 2013 and have been prepared to illustrate the estimated effect of the transaction. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of MetroPCS, with the excess recorded as goodwill (dollars in millions):

Assets
Cash and cash equivalents	$2,144
Accounts receivable, net	98
Inventory	171
Other current assets	240
Property and equipment	1,475
Spectrum licenses	3,818
Other intangible assets	1,376
Other assets	10

Total assets acquired	9,332

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	475
Deferred revenues	187
Other current liabilities	15
Deferred tax liabilities	735
Long-term debt	6,277
Other long-term liabilities	355

Total liabilities assumed	8,044

Net identifiable assets acquired	1,288

Goodwill	1,683

Net assets acquired	$2,971

Acquisition Date fair values for net property and equipment were calculated utilizing a cost approach that estimates the fair value of property and equipment needed to replace the functionality provided by the existing property and equipment. The estimated Acquisition Date fair values of property and equipment reflect a significant decrease in the carrying value of MetroPCS’ property and equipment due to advances in telecommunications equipment technology allowing a market participant to utilize a smaller quantity of property and equipment in a wireless network to achieve the same functionality. Additionally, MetroPCS’ cell sites are concentrated in dense urban areas, where a market participant would have significant overlapping coverage, thus the Acquisition Date fair value is impacted by the accelerated decommissioning of a large number of cell sites.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

3. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	Represents adjustments to record depreciation and amortization expense related to the reduced basis of property and equipment by $2.7 billion, which have been recorded at estimated fair value on a pro forma basis and will be depreciated and amortized over the estimated remaining useful lives on a straight-line basis utilizing T-Mobile USA’s useful life assumptions as provided for each class of property and equipment in the table below. The useful life assumptions differ from MetroPCS’ property and equipment useful life assumptions because each company’s assumptions are based on its own historical experience with similar assets and its own intended use for the assets, while also taking into account anticipated technological or other changes. The value of each is noted below:

(dollars in millions)	Useful Lives	Adjusted Basis
Buildings and improvements	Up to 20 years	$14
Wireless communications systems	Up to 15 years	960
Capitalized software	Up to 3 years	162
Equipment and furniture	Up to 5 years	268
Construction in progress		71

Property and equipment, net		$1,475

Historical depreciation and amortization expense was adjusted for the fair value adjustment decreasing the basis of property and equipment, as well as the useful life assumption changes. The fair value adjustment to basis most significantly impacts certain network-related equipment and construction costs in wireless communication systems. Historically reported depreciation was reduced in part due to the asset basis adjustment, in particular to network equipment representing 3G or third generation technologies as well as redundant macro cell sites. Offsetting the impact of the adjustment to basis is an increase in depreciation due to generally shorter T-Mobile USA useful life assumptions as introduced by differences in policy as well as the intended use of the property and equipment. The approximate impact of each is illustrated below:

(dollars in millions)	Year Ended December 31, 2012	Six Months Ended June 30, 2013
Historical depreciation and amortization	$641	$229
Adjustment related to:
Asset basis of property and equipment, net	(400)	(144)
Useful life assumptions	223	70

Pro forma adjustment	(177)	(74)

Adjusted MetroPCS depreciation and amortization expense	$464	$155

(b)	Represents adjustment to record amortization expense related to other identifiable intangible assets. These identifiable intangible assets include:

•

Subscriber relationships ($1,104 million) – Represents relationships with U.S. domestic subscribers that are expected to have an estimated useful life of approximately six years. The amount is amortized using the accelerated depreciation method.

•	Trade names ($233 million) – Represents the MetroPCS brand that has been estimated to have a useful life of approximately eight years. The amount is amortized using the straight-line method.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Indefinite lived intangible assets, including spectrum licenses and goodwill, are not subject to amortization but will be tested for impairment annually or more frequently if events or changes in circumstances indicate that the assets might be impaired.

(c)	Represents adjustment to income tax expense as a result of the tax impact on the pro forma adjustments. Tax rate of 37.5% has been utilized, which reflects the tax rate of the combined company, to compute the income tax expense related to the pro forma adjustments on the pro forma condensed combined statements of operations as follows:

(dollars in millions)	Year ended December 31, 2012	Six Months Ended June 30, 2013
Pro forma adjustments	$(339)	$123
Statutory rate	37.5%	37.5%

Tax impact	$127	$(46)

(d)	Represents the income (loss) per share, taking into consideration the pro forma weighted average shares outstanding calculated including the acceleration of the vesting of the restricted stock, applying the reverse stock split and the issuance of common stock equal to 74% of the fully-diluted shares of common stock outstanding for the year ended December 31, 2012.

Year Ended December 31, 2012
Weighted average shares outstanding	363,449,061
Unvested restricted shares	4,421,102

367,870,163
Reverse 1:2 stock split	0.50

183,935,081
Issuance of shares to Deutsche Telekom	535,286,077

Pro forma basic and diluted weighted average shares	719,221,158

(e)	Represents the amortization of the net unfavorable lease adjustment recorded under purchase accounting at the Acquisition Date. The net unfavorable lease amount recorded is amortized over the estimated average useful life of the underlying leases.

(f)	Represents reclassification of certain revenue and expense line items of MetroPCS’ audited consolidated statement of comprehensive income for the year ended December 31, 2012, the unaudited interim condensed consolidated statement of comprehensive income for the three months ended March 31, 2013, and the unaudited condensed consolidated statement of comprehensive income for the one month ended April 30, 2013 to conform with T-Mobile USA’s presentation of consolidated statement of comprehensive income for the year ended December 31, 2012, and the unaudited interim condensed consolidated statement of comprehensive income for the six months ended June 30, 2013.

4. Financing Agreements

As described in Note 1, the transaction was financed in part by the issuance of senior unsecured notes by T-Mobile USA and Wireless for amounts of $11.2 billion senior notes and $3.5 billion senior notes, respectively.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The weighted average interest rates for the $11.2 billion senior notes are 6.62% and 5.73% for the permanent notes ($5.6 billion) and reset notes ($5.6 billion), respectively with maturity dates which range from 2019 to 2023. As a result of T-Mobile USA’s exchange of indebtedness and settlement of the related currency and interest rate swaps, the pro forma adjustments reflect the adjustment to historical interest expense to record the estimated pro forma interest expense under the senior notes of $691.7 million and $224.9 million for the year ended December 31, 2012 and for the six months ended June 30, 2013, respectively.

The pro forma adjustments also reflect the issuance by Wireless of $3.5 billion of fixed-rate senior unsecured notes to third-party investors on March 19, 2013 (the “Wireless Notes”), a portion of which was used to repay the pre-existing $2.4 billion senior secured credit facility. The $3.5 billion of Wireless Notes were issued in two tranches, consisting of $1.75 billion aggregate principal amount of 6.250% Senior Notes due 2021 and $1.75 billion aggregate principal amount of 6.625% Senior Notes due 2023. The pro forma adjustments reflect the estimated incremental pro forma interest expense of $101.2 million and $12.3 million for the year ended December 31, 2012 and for the six months ended June 30, 2013, respectively.

5. Tower Transaction

On November 30, 2012, T-Mobile USA conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile USA owned wireless communication tower sites (the “Tower Transaction”). The adjustments in the unaudited pro forma condensed combined statement of operations assume the Tower Transaction occurred on January 1, 2012, resulting in approximately $28.0 million in incremental revenue from implied sublease to third parties of the portion of tower sites not leased back by T-Mobile USA and approximately $174.0 million in incremental interest expense related to the financial liability for the year ended December 31, 2012. There are no adjustments for the unaudited pro forma condensed combined statement operations for the six months ended June 30, 2013 as the Tower Transaction was closed in 2012.

For purposes of the unaudited pro forma condensed combined financial information, revenues from the implied sublease to third parties were determined based on the excess of third party revenues projected for the period after close of the transaction over revenues reflected in the historical financial statements. The interest rate used for purposes of the unaudited pro forma condensed combined financial information to calculate imputed interest expense related to the financial liability was approximately 8%, based upon the effective interest rate implicit in the transaction. For further information concerning the Tower Transaction, see Note 4 to the audited consolidated financial statements of T-Mobile USA for the year ended December 31, 2012.

6. Trademark License

The Company and Deutsche Telekom entered into a trademark license in connection with the completion of the transaction, under which the Company is obligated to pay Deutsche Telekom a royalty in an amount equal to 0.25% of the net revenue generated by products and services sold by the combined company under the licensed trademarks. Under the trademark license, products and services sold by the combined company under the MetroPCS brand or trademarks owned by the combined company are excluded from the royalty calculation so long as they are not used in conjunction with the trademarks subject to the trademark license.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On the fifth anniversary of the trademark license, the Company and Deutsche Telekom have agreed to adjust the royalty rate based on the then average commercial royalty rate found under similar licenses for trademarks in the field of wireless telecommunication, broadband and information products and services in the territory through a binding benchmarking process. The adjustment of the royalty rate will depend on the then average commercial royalty rates charged in the field of wireless telecommunication, broadband and information products and services in the territory covered by the trademark license, which can be affected by a number of factors, including the royalty rate charged by others in the relevant field and the relative value of the T-Mobile USA trademark. Royalty rates vary considerably, are dependent on a number of factors which cannot be known at this time, and can change year-by-year, making it difficult at this time to determine any definitive estimate of what the current average commercial royalty rate will be in five years.

Within the unaudited pro forma condensed combined statements of operations, no pro forma adjustments are presented for the trademark license because it is expected that the expenses associated with the trademark license will be substantially the same as in the T-Mobile USA consolidated audited financial statements for the year ended December 31, 2012 and in the T-Mobile USA unaudited condensed consolidated financial statements for the six months ended June 30, 2013. The financial statements of T-Mobile USA reflect royalty expenses from an existing licensing agreement between Deutsche Telekom and T-Mobile USA which management believes approximate the expenses under the new trademark license. Additionally, the Company expects to continue to sell MetroPCS services and products under the MetroPCS brand or trademarks and not use such MetroPCS brand or trademarks in conjunction with the trademarks subject to the licensing agreements; and, therefore, the combined company is not expected to incur royalty expenses on net revenues generated from the sale of MetroPCS branded services and products.

BUSINESS

Business Overview

T-Mobile is a national provider of mobile communications services capable of reaching over 280 million Americans. Our objective is to be the simpler choice for a better mobile experience. Our intent is to bring this proposition to life across all our brands, including T-Mobile, MetroPCS, and GoSmart, and across our major customer base of retail consumers and B2B.

We generate revenue by offering affordable postpaid and prepaid wireless voice, messaging and data services, as well as mobile broadband and wholesale wireless services. We provided service to approximately 44 million customers through our nationwide network as of June 30, 2013. We also generate revenues by offering a wide selection of wireless handsets and accessories, including smartphones, wireless-enabled computers such as notebooks and tablets, and data cards which are manufactured by various suppliers. Our most significant expenses are related to acquiring and retaining customers, maintaining and expanding our network, and compensating employees.

Business Combination with MetroPCS

On April 30, 2013, the business combination of T-Mobile USA and MetroPCS was completed. Under the terms of the business combination agreement, Deutsche Telekom received approximately 74% of the fully-diluted shares of common stock of the combined company in exchange for its transfer of all of T-Mobile USA’s common stock. This transaction was consummated to provide us with expanded scale, spectrum, and financial resources to compete aggressively with other, larger U.S. wireless carriers.

Competitive Strengths

We believe the following strengths foster our ability to compete against our principal wireless competitors:

•	Value leadership in wireless. We are a leading value-oriented wireless carrier in the United States and the third largest provider of prepaid service plans as measured by subscribers.

•

Spectrum assets.    As of June 30, 2013, we hold licenses for wireless spectrum suitable for wireless broadband mobile services (including both HSPA+ and LTE) covering a population of approximately 280 million people in the United States. As of June 30, 2013, we have an average of approximately 74 MHz of spectrum in the top 100 major metropolitan areas and have an average of approximately 76 MHz of spectrum in the top 25 major metropolitan areas. Our aggregate spectrum position is expected to enable contiguous 20x20 MHz channels for LTE deployment in many major metropolitan areas, which is expected to improve capacity to support our product offerings by increasing the data speeds available to our customers.

•

Advanced nationwide high-speed network.    By the end of 2013, we intend to cover a population of approximately 200 million people in the United States with our LTE network. We believe the combination of our spectrum position and advanced network technology will provide us with a high-capacity, high-speed network. Upon completion of the migration of the MetroPCS customer base, we expect to have approximately 55,000 equivalent cell sites, including approximately 1,500 MetroPCS macro sites and certain DAS network nodes retained from the MetroPCS network. Approximately 35,000 sites are planned to be enhanced over three years with multi-mode radios, tower-top electronics, and new antennas. This will allow for more robust coverage in buildings and at the edge of coverage areas and will allow for greater data capacity, which we believe will enhance the customer experience for our subscriber base.

•

Seasoned executive leadership.    We have a seasoned executive leadership team with significant industry expertise, led by John Legere, our President and Chief Executive Officer. Mr. Legere has over 32 years of experience in the U.S. and global telecommunications and technology industries. J. Braxton Carter, formerly MetroPCS’ Vice Chairman and Chief Financial Officer, serves as our Chief Financial Officer. Our board of directors includes current and former executives of AT&T, Dell, Rockwell International Corporation and Madison Dearborn Partners, LLC and brings extensive experience in operations, finance, governance and corporate strategy.

Business Strategy

We continue to aggressively pursue our strategy developed to reposition T-Mobile and return the company to growth. In the first half of 2013, we introduced Simple Choice plan options as part of our “Un-carrier” value proposition. Our strategy focuses on the following elements:

•

Un-carrier Value Proposition.    We plan to extend our position as the leader in delivering distinctive value for consumers in all customer segments. Our Simple Choice plans have brought flexibility and value to customers by providing the option to pay for handsets over an installment period or to bring their own device. Simple Choice plans also eliminate annual service contracts and provide customers with a single, affordable rate plan without the complexity of data caps and overage charges. Customers on Simple Choice plans can purchase the most popular smartphones, if qualified, in affordable, interest-free monthly installments and upgrade any time they like without restrictive annual service contract cycles. Modernization of the network and introduction of the Apple iPhone in the second quarter of 2013 further repositioned T-Mobile as a provider of dependable high-speed service with a range of desirable handsets and devices. Customers are able to purchase or, if qualified, finance handsets from a competitive device lineup including popular Samsung smartphones and Apple iPhone devices. In July 2013 T-Mobile announced a new program, JUMP!, which enables people to upgrade their phones when they want, up to twice a year as early as six months from enrollment. Additionally, the MetroPCS brand has been a value leader among customers choosing prepaid wireless service plans and we expect to accelerate its growth by expanding the brand into new geographic regions taking advantage of the existing T-Mobile network, beginning in the second half of 2013 through 2014. To date we have expanded sales of the MetroPCS brand to 15 new metropolitan areas.

•

Network Modernization.    We are currently in the process of upgrading our network with a $4 billion investment designed to modernize the 4G network, improve coverage, align spectrum bands with other key players in the U.S. market and deploy nationwide 4G LTE services in 2013. The timing for the launch of 4G LTE allows us to take advantage of the latest and most advanced 4G LTE technology infrastructure, improving the overall capacity and performance of our 4G network, while optimizing spectrum resources. We remain on target to deliver nationwide 4G LTE network coverage by the end of 2013, reaching 200 million people in more than 200 metropolitan areas. The migration of

MetroPCS customers onto T-Mobile’s 4G HSPA+ and LTE network is ahead of schedule, providing faster network performance for MetroPCS customers with compatible handsets. We expect the migration of MetroPCS’s customers to our 4G HSPA+ and LTE network to be complete by the end of 2015.

•

Multi-segment Focus.    T-Mobile plans to continue to offer multiple types of wireless service plans to accelerate growth. The combination of T-Mobile USA and MetroPCS added another flagship brand to the T-Mobile portfolio and increased our ability to serve the full breadth of the wireless market. In B2B, T-Mobile has made significant investments in software and systems. Additionally, T-Mobile expects to continue to expand its wholesale business through MVNOs and other wholesale relationships where its spectrum depth, available network capacity and GSM technology base help secure profitable wholesale customers.

•

Aligned Cost Structure.    We continue to pursue a low-cost business operating model to drive cost savings, which can be reinvested in the business. These cost programs are on-going as we continue to work to simplify our business and drive operational efficiencies in areas such as network optimization, customer roaming, improved customer collection rates and better management of customer acquisition and retention costs. A portion of savings have been, and will continue to be, reinvested into customer acquisition programs.

Services and Products

T-Mobile provides affordable wireless communication services nationwide through a variety of service plan options including our Value and Simple Choice plans, which allow customers to subscribe for wireless services separately from, or without purchase of, or payment for, a bundled handset.

As part of our Un-carrier value proposition, we introduced our Simple Choice plans in the first quarter of 2013 and our JUMP! offering in July 2013. The Simple Choice plans eliminate annual service contracts and simplify the lineup of consumer rate plans to one affordable plan for unlimited talk, text and web service with options to add data plans. Depending on their credit profiles, customers are qualified either for postpaid service, where they pay after incurring service, or prepaid service, where they pay in advance. JUMP! allows customers to update phones twice every 12 months, commencing six months after enrollment. We also provide equipment financing through our EIP, which provides customers with low out-of-pocket costs on popular devices.

Customers on our Simple Choice or similar plans benefit from reduced monthly service charges and can choose whether to use their own compatible handset on our network or purchase a handset from us or one of our dealers. Depending on their credit profiles, qualifying customers who purchase their handset from us have the choice of either paying for a handset in full at the point-of-sale or financing a portion of the purchase price over an installment period. Our Value and Simple Choice plans result in increased equipment revenue for each handset sold compared to traditional bundled price plans that typically offer a significant handset discount, but involve higher monthly service charges under our EIP. Our Value and Simple Choice plans result in increased net income during the period of sale while monthly service revenues are lower over the service period.

We sell services, handsets and accessories through our owned and operated retail stores, independent third party retail outlets and over the Internet through our websites (www.T-Mobile.com and www.MetroPCS.com) and a variety of third party web locations. The information on our website is not part of this offering memorandum. We offer a wide selection of wireless handsets and accessories, including smartphones, wirelessly enabled computers (i.e., notebooks and tablets), and data cards which are manufactured by various suppliers. We sell handsets directly to consumers, as well as to dealers and other third party distributors for resale.

Since the Business Combination Transaction, we have achieved significant integration milestones incorporating the MetroPCS business. We have launched HSPA+/LTE devices in multiple historical MetroPCS markets and have combined our 4G LTE spectrum in Las Vegas. In addition, we have extended the geographic presence of the MetroPCS distribution to 15 additional markets and have opened approximately 325 doors in those markets.

Service Areas

We provide service in all major metropolitan areas and will have addressable Points of Presence (“POPs”) coverage of approximately 280 million:

Upon completion of the migration of the MetroPCS customer base, we expect to have approximately 55,000 equivalent cell sites, including approximately 1,500 MetroPCS macro sites and certain DAS network nodes retained from the MetroPCS network, yielding an average 765 subscribers per cell site (based upon total subscriber of the combined company as of June 30, 2013, with cell sites adjusted for DAS network nodes). As part of the business combination, we are in the process of decommissioning redundant cell sites and the MetroPCS CDMA network, while also integrating select MetroPCS assets (primarily DAS nodes) in certain metropolitan areas into the overall network.

On June 28, 2013, we announced an agreement to purchase 10 MHz of AWS spectrum from U.S. Cellular for $308 million in cash. The spectrum covers a total of 32 million people in 29 markets. The transaction further enhances our portfolio of nationwide broadband spectrum and enables the expansion of LTE coverage to new markets. The transaction is subject to FCC and Department of Justice approval. Following regulatory approval, the transaction is expected to close in the fourth quarter of 2013.

Distribution

We have approximately 70,000 total points of distribution, including approximately 7,500 branded locations, 10,000 third-party locations and 50,000 national retailer locations. Our distribution density in major metropolitan areas provides customers with the convenience of having retail and service locations close to where they live and work.

Customers

T-Mobile generates revenue from three primary categories of customers: branded postpaid, branded prepaid and wholesale. Branded postpaid customers generally include customers that are qualified to pay after incurring service and branded prepaid customers include customers who pay in advance. Our branded prepaid customers include customers from the T-Mobile, MetroPCS and GoSmart brands. Wholesale customers include Machine-to-Machine (“M2M”) customers and MVNO customers that operate on the T-Mobile network, but are managed by wholesale partners. We generate the majority of our revenues by providing wireless communication services to branded postpaid customers. Therefore, our ability to acquire and retain branded postpaid customers is significant to our business, including the generation of service revenues, equipment sales and other revenues.

During the three months ended June 30, 2013, 69% of our service revenues were generated by providing wireless communication services to branded postpaid customers, compared to 26% for branded prepaid customers, and 5% for wholesale customers, roaming and other services.

Network Modernization and Migration

We are currently undergoing a $4 billion modernization program that includes site upgrades and spectrum re-farming. MetroPCS’ legacy subscribers will be migrated to the Company’s network primarily through MetroPCS’ historically high handset upgrade rate, with the migration process expected to be completed in the second half of 2015. The T-Mobile network currently has the capacity to support the MetroPCS customer migration, and MetroPCS LTE customers will be able to use the T-Mobile network for data services without replacing their handsets. As MetroPCS’ existing subscribers are migrated to the combined company’s network, MetroPCS’ spectrum will be re-farmed to create capacity for increasing demand for HSPA+ and LTE services. It is anticipated that MetroPCS’ PCS spectrum will be migrated to HSPA+ and MetroPCS’ available AWS spectrum will be migrated to LTE. In addition, it is expected that T-Mobile’s AWS spectrum will be repurposed from HSPA+ to LTE over time. Through this process, we expect to emerge with one common LTE network with AWS as the primary LTE band.

Our spectrum position provides us with an average of approximately 74 MHz of spectrum in the top 100 major metropolitan areas and an average of approximately 76 MHz of spectrum in the top 25 major metropolitan areas. The complementary spectrum of T-Mobile and MetroPCS is expected to allow for greater 4G LTE bandwidth, including at least 20X20 MHz in many metropolitan areas, which is expected to yield high levels of efficiency and throughput. We expect to use our spectrum position to expand our high capacity 4G HSPA+ and LTE services, allowing us to offer customers better coverage, greater network reliability and faster speeds.

Competition

The wireless telecommunications industry is expected to remain highly competitive and we face substantial competition. We are the fourth largest facilities-based wireless telecommunications carrier in the United States based on the number of customers we serve. Our competitors include larger national carriers, such as AT&T, Verizon Wireless and Sprint, which offer predominantly contract-based service plans, smaller regional carriers, many of which offer no-contract, prepaid service plans, and many MVNOs, including TracFone. AT&T and Verizon Wireless are significantly larger than us and may enjoy greater resources and scale advantages as compared to us. Softbank, a large Japanese company, recently acquired 78% of the equity of Sprint and has announced plans to increase capital spending on network modernization and expansion. Other competitors may also compete effectively, including new entrants and companies using alternative business models.

Employees

As June 30, 2013, we employed approximately 38,000 personnel.

Regulation

Pursuant to its authority under the Communications Act, the FCC regulates many key aspects of our business, including licensing, construction, the operation and use of our network, any modification of our network, control and ownership of our business, the sale of certain business assets, roaming arrangements and interconnection arrangements. The FCC has a number of complex requirements and proceedings that affect our operations and that could increase our costs or diminish our revenues. For example, the FCC has rules regarding provision of 911 and E911, porting telephone numbers, interconnection, roaming, internet openness, and the universal service and Lifeline programs. Many of these and other issues are being considered in ongoing proceedings, and we cannot predict whether or how such actions will affect our business, financial condition, or results of operations. Our ability to provide services and generate revenues could be harmed by adverse regulatory action or changes to existing laws and regulations. In addition, regulation of companies that offer competing services can impact our business indirectly.

Wireless communications providers must be licensed by the FCC to provide communications services at specified spectrum frequencies within specified geographic areas and must comply with the rules and policies governing the use of the spectrum as adopted by the FCC. The FCC issues each license for a fixed period of time, typically 10 years in the case of cellular, PCS services and point-to-point microwave licenses. AWS licenses have an initial term of 15 years, with successive 10-year terms thereafter. While the FCC has generally renewed licenses given to operating companies like us, the FCC has authority to both revoke a license for cause and to deny a license renewal if a renewal is not in the public interest. Furthermore, we could be subject to fines, forfeitures and other penalties (including, in extreme cases, revocation of our licenses) for failure to comply with FCC regulations, even if any such non-compliance was unintentional. The loss of any licenses, or any related fines or forfeitures, could adversely affect our business, results of operations and financial condition.

Additionally, Congress’ and the FCC’s allocation of additional spectrum for broadband commercial mobile radio service (“CMRS”), which includes cellular and personal communication services and specialized mobile radio, could significantly increase competition. We cannot assess the impact that any developments that may occur in the U.S. economy or any future spectrum allocations by the FCC may have on license values. FCC spectrum auctions and other market developments may adversely affect the market value of our licenses in the future. A significant decline in the value of our licenses could adversely affect the carrying value of our licenses on our balance sheet and our results of operations and financial condition. In addition, the FCC periodically reviews its policies on how to evaluate a carrier’s spectrum holdings in the context of transactions and auctions. A change in these policies could affect spectrum resources and competition among us and other carriers.

Congress and the FCC have imposed limitations on foreign ownership of CMRS licensees that exceeds 20% direct ownership or 25% indirect ownership. The FCC has ruled that higher levels of indirect foreign ownership, even up to 100%, are presumptively consistent with the public interest. Consistent with that established policy, the FCC has issued a declaratory ruling authorizing up to 100% ownership of our company by Deutsche Telekom. This declaratory ruling—and our licenses—are conditioned on Deutsche Telekom’s compliance with a network security agreement with the Department of Justice, the Federal Bureau of Investigation and the Department of Homeland Security. Failure to comply with the terms of this agreement could result in fines, injunctions and other penalties, including potentially revocation of our spectrum licenses. The loss of any licenses, or any related fines or forfeitures, could adversely affect our business, results of operations and financial condition.

While the Communications Act generally preempts state and local governments from regulating the entry of, or the rates charged by, wireless carriers, certain state and local governments regulate other terms and conditions of wireless service, including billing, termination of service arrangements and the imposition of early termination fees, advertising, network outages, the use of handsets while driving, zoning and land use. Further, the FCC and the Federal Aviation Administration regulate the siting, lighting and construction of transmitter towers and antennae. Tower siting and construction are also subject to state and local zoning as well as federal statutes regarding environmental and historic preservation. The future costs to comply with all relevant regulations are to some extent unknown and regulations could result in higher operating expenses in the future.

Legal Proceedings

We are involved in six putative stockholder derivative and class action lawsuits challenging the business combination with MetroPCS. These lawsuits include:

•	Paul Benn v. MetroPCS Communications, Inc. et al., Case No. C.A. 7938-CS filed on October 11, 2012 in the Delaware Court of Chancery;

•	Joseph Marino v. MetroPCS Communications, Inc. et al., Case No. C.A. 7940-CS filed on October 11, 2012 in the Delaware Court of Chancery;

•	Robert Picheny v. MetroPCS Communications, Inc. et al., Case No. C.A. 7971-CS filed on October 22, 2012 in the Delaware Court of Chancery;

•	James McLearie v. MetroPCS Communications, Inc. et al., Case No. C.A. 8009-CS filed on November 5, 2012 in the Delaware Court of Chancery;

•	Adam Golovoy et al. v. Deutsche Telekom et al., Cause No. CC-12-06144-A filed on October 10, 2012 in the Dallas, Texas County Court at Law; and

•	Nagendra Polu et al. v. Deutsche Telekom et al., Cause No. CC-12-06170-E filed on October 10, 2012 in the Dallas, Texas County Court at Law.

The lawsuits allege that the various defendants breached fiduciary duties, or aided and abetted in the alleged breach of fiduciary duties, to the MetroPCS stockholders by entering into the transaction. In addition, on March 28, 2013, another lawsuit challenging the transaction and related disclosures, and alleging breaches of fiduciary duty to MetroPCS stockholders was filed in the U.S. District Court for the Southern District of New York, entitled The Merger Fund et al. v.

MetroPCS Communications, Inc. et al. We intend to defend these lawsuits vigorously and do not expect resolution of these matters to have a material adverse effect on our financial position, results of operations or cash flows.

We and our subsidiaries are involved in numerous lawsuits, regulatory proceedings, and other similar matters, including class actions and intellectual property claims, that arise in the ordinary course of business. Legal proceedings are inherently unpredictable, and often present complex legal and factual issues and can include claims for large amounts of damages. In our opinion at this time, these proceedings (individually and in the aggregate) should not have a material adverse effect on our financial position, results of operations or cash flows. These statements are based on our current understanding and assessment of relevant facts and circumstances. As such, our view of these matters is subject to inherent uncertainties and may change in the future.

DESCRIPTION OF OTHER INDEBTEDNESS AND CERTAIN LEASE OBLIGATIONS

Our Existing Senior Notes

On April 28, 2013, the Issuer consummated the sale to Deutsche Telekom of $1.25 billion principal amount of its 6.464% Senior Notes due 2019 (the “6.464% senior notes”), $1.25 billion of its 5.578% Senior Reset Notes due 2019 (the “2019 senior reset notes”), $1.25 billion of its 6.542% Senior Notes due 2020 (the “6.542% senior notes”), $1.25 billion of its 5.656% Senior Reset Notes due 2020 (the “2020 senior reset notes”), $1.25 billion of its 6.633% Senior Notes due 2021 (the “6.633% senior notes”), $1.25 billion of its 5.747% Senior Reset Notes due 2021 (the “2021 senior reset notes”), $1.25 billion of its 6.731% Senior Notes due 2022 (the “6.731% senior notes”), $1.25 billion of its 5.845% Senior Reset Notes due 2022 (the “2022 senior reset notes”), $600.0 million of its 6.836% Senior Notes due 2023 (the “6.836% senior notes” and; together with the 6.464% senior notes, the 6.542% senior notes, the 6.633% senior notes and the 6.731% senior notes, the “senior non-reset notes”), and $600.0 million of its 5.950% Senior Reset Notes due 2023 (the “2023 senior reset notes” and, together with the 2019 senior reset notes, the 2020 senior reset notes, the 2021 senior reset notes, and the 2022 senior reset notes, the “senior reset notes”; the senior reset notes, together with the senior non-reset notes, the “Deutsche Telekom Notes”). The Deutsche Telekom Notes are unsecured obligations and are guaranteed by Parent and by all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee certain of the Issuer’s indebtedness and any future subsidiary of the Parent that directly or indirectly owns any equity interests of the Issuer. The notes being offered herein will be issued under a different supplemental indenture from those under which the Deutsche Telekom Notes were issued, will not vote together with the Deutsche Telekom Notes, will not be required to be redeemed on a pro rata basis with the Deutsche Telekom Notes and will not trade with the Deutsche Telekom Notes.

The 2019 senior reset notes and 2020 senior reset notes will be re-priced on April 28, 2015, the 2021 senior reset notes and 2022 senior reset notes will be re-priced on October 28, 2015, and the 2023 senior reset notes will be re-priced on April 28, 2016, each according to a formula, the first component of which is a reference yield which is based upon (i) three indices of high-yield bonds issued by telecommunications companies (50% weight (or  2/3 weight, if qualifying securities of the type described in either (but not both) of the following clauses (ii) and (iii) are not available at the time of calculation, or 100% weight, if qualifying securities of the type described in both of the following clauses (ii) and (iii) are not available at the time of calculation)), (ii) the prices of comparable bonds issued by Sprint Nextel or any successor or assign thereof (25% weight (or  1/3 weight, if qualifying securities of the type described in the following clause (iii) are not available at the time of calculation or zero weight if qualifying securities of the type described in this clause (ii) are not available at the time of calculation)) and (iii) the prices of the Issuer’s securities (25% weight (or  1/3 weight, if qualifying securities of the type described in the previous clause (ii) are not available at the time of calculation or zero weight if qualifying securities of the type described in this clause (iii) are not available at the time of calculation)), all as of the applicable time (and provided that the yield of each index, bond or other qualifying security shall be increased (or decreased) for purposes of this calculation by 12.5 basis points per year, calculated to the day, by which the effective tenor of such index, bond or security (calculated as the tenor resulting in the yield to worst) is less than (or greater than) eight years. The reference yield will then be adjusted as follows: (1) plus 50 basis points, (2) plus or minus 12.5 basis points per year, calculated to the day, by which the remaining tenor of the series of notes being repriced is longer or shorter than eight years, (3) plus a distribution fee of 39.7 basis points (in the case of the 2019 senior reset notes), 35.0 basis points (in the case of the 2020 senior reset notes), 31.6 basis points (in the case of the 2021 senior reset notes), 28.9 basis points (in the case of the 2022 senior reset notes), or 26.9 basis points (in the case of the 2023 senior reset notes).

Interest is payable on our senior reset notes on April 28 and October 28 of each year. Interest is payable on our senior non-reset notes on January 28 and July 28 of each year.

We may, at our option, redeem some or all of (i) our 6.464% senior notes at any time on or after April 28, 2015, (ii) our 6.542% senior notes at any time on or after April 28, 2016, (iii) our 6.633% senior notes, 6.731% senior notes, 2019 senior reset notes, and 2020 senior reset notes at any time on or after April 28, 2017, (iv) our 6.836% senior notes, 2021 senior reset notes, and 2022 senior reset notes at any time on or after April 28, 2018, and (v) our 2023 senior reset notes at any time on or after April 28, 2019, in each case for the redemption prices set forth in the indenture governing the applicable notes.

In addition, prior to April 28, 2016, we may also redeem up to 35% of the aggregate principal amount of each series of the Deutsche Telekom Notes with the net cash proceeds of certain sales of equity securities, including the sale of our common stock.

The Deutsche Telekom Notes are not subject to any contractual transfer restrictions, except that, pursuant to a stockholder’s agreement, Parent may postpone and delay any offering of the Deutsche Telekom Notes off the registration statement filed with respect to the Deutsche Telekom Notes, for a reasonable period of time up to 60 days, up to two times every twelve months. See “Risk Factors—Risks Related to the Notes—If we or our existing investors sell our debt securities after this offering, the market price of the notes could decline.”

Pursuant to certain provisions of a noteholder agreement entered into by the Company and Deutsche Telekom , Deutsche Telekom or any of its Subsidiaries (other than Parent, the Company or any of their Subsidiaries), to the extent they are from time to time holders of the Deutsche Telekom Notes will have certain special rights, and will be subject to certain special restrictions, that do not apply to other holders of those notes.

This offering memorandum does not constitute an offering to sell or solicitation of a purchase or offer to purchase any Deutsche Telekom Notes or Additional Deutsche Telekom Notes.

On March 19, 2013, MetroPCS consummated the sale of $1.75 billion principal amount of 6.250% Senior Notes due 2021 (the “6.250% senior notes”) and $1.75 billion principal amount of 6.625% Senior Notes due 2023 (the “6.625% senior notes” and, together with the 6.250% senior notes, the “$3.5 billion senior notes”). The $3.5 billion senior notes were assumed by the Issuer in connection with the Business Combination Transaction, are unsecured obligations of the Issuer and are guaranteed by Parent and by all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary, and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee certain of the Issuer’s indebtedness and any future subsidiary of Parent that directly or indirectly owns any equity interests of the Issuer. Interest is payable on our $3.5 billion senior notes on April 1 and October 1 of each year. We may, at our option, redeem some or all of (i) our 6.250% senior notes at any time on or after April 1, 2017 and (ii) our 6.625% senior notes at any time on or after April 1, 2018, in each case for the redemption prices set forth in the indenture governing our $3.5 billion senior notes. In addition, prior to April 1, 2016, we may also redeem up to 35% of the aggregate principal amount of our $3.5 billion senior notes with the net cash proceeds of certain sales of equity securities, including the sale of our common stock. The notes being offered herein will be issued under different indentures from those under which our $3.5 billion senior notes were issued, will not vote together with our $3.5 billion senior notes, will not be required to be redeemed on a pro rata basis with our $3.5 billion senior notes and will not trade with our $3.5 billion senior notes.

On September 21, 2010, MetroPCS consummated the sale of $1.0 billion principal amount of our 7 7/8% Senior Notes due 2018 (the “7 7/8 senior notes”), which were assumed by the Issuer in connection with the Business Combination Transaction. The 7 7/8% senior notes are unsecured obligations of the Issuer and are guaranteed by Parent and by all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee certain of the

Issuer’s indebtedness and any future subsidiary of Parent that directly or indirectly owns any equity interests of the Issuer. Interest is payable on our 7 7/8% senior notes on March 1 and September 1 of each year. We may, at our option, redeem some or all of our 7 7/8% senior notes at any time on or after September 1, 2014 for the redemption prices set forth in the indenture governing our 7 7/8% senior notes. In addition, prior to September 1, 2013, we may also redeem up to 35% of the aggregate principal amount of our 7 7/8% senior notes with the net cash proceeds of certain sales of equity securities, including the sale of our common stock. The notes being offered herein will be issued under different indentures from those under which our 7 7/8% senior notes were issued, will not vote together with our 7 7/8% senior notes, will not be required to be redeemed on a pro rata basis with our 7 7/8% senior notes and will not trade with our 7 7/8% senior notes.

On November 17, 2010, we consummated the sale of $1.0 billion principal amount of our 6 5/8% Senior Notes due 2020 (the “6 5/8% senior notes”), which were assumed by the Issuer in connection with the Business Combination Transaction. The 6 5/8% senior notes are unsecured obligations of the Issuer and are guaranteed by Parent and by all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee certain of the Issuer’s indebtedness and any future subsidiary of Parent that directly or indirectly owns any equity interests of the Issuer. Interest is payable on our 6 5/8% senior notes on May 15 and November 15 of each year. We may, at our option, redeem some or all of our 6 5/8% senior notes at any time on or after November 15, 2015 for the redemption prices set forth in the indenture governing our 6 5/8% senior notes. In addition, prior to November 15, 2013, we may also redeem up to 35% of the aggregate principal amount of our 6 5/8% senior notes with the net cash proceeds of certain sales of equity securities, including the sale of our common stock. The notes being offered herein will be issued under different indentures from those under which our 6 5/8% senior notes were issued, will not vote together with our 6 5/8% senior notes, will not be required to be redeemed on a pro rata basis with our 6 5/8% senior notes and will not trade with our 6 5/8% senior notes.

The indentures governing the Deutsche Telekom Notes, the $3.5 billion senior notes, the 7 7/8% senior notes and the 6 5/8% senior notes (collectively, the “Existing Senior Notes”) contain customary events of default, covenants and other terms, including, among other things, covenants that restrict the ability of the Issuer and its subsidiaries to, inter alia, pay dividends and make certain other restricted payments, incur indebtedness and issue preferred stock, create liens on assets, sell or otherwise dispose of assets, enter into transactions with affiliates and enter new lines of business. These covenants include certain customary baskets, exceptions and incurrence-based ratio tests. The indentures governing the Existing Senior Notes do not contain any financial maintenance covenants. The covenants, events of default, and other non-economic terms of the notes offered hereby will be substantially identical to the covenants, event of default, and other non-economic terms of the Existing Senior Notes.

Working Capital Facility

On May 1, 2013, we entered into a Working Capital Facility (the “Working Capital Facility”) with Deutsche Telekom, as lender, and JPMorgan Chase Bank, N.A., as administrative agent, consisting of a $500.0 million revolving credit facility that terminates April 30, 2018. The Working Capital Facility is unsecured but is guaranteed by Parent, by all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries), by all of the Issuer’s subsidiaries that guarantee certain of the Issuer’s indebtedness, and by any future subsidiary of Parent that directly or indirectly owns any of the Issuer’s equity interests.

The Working Capital Facility will have an availability period of up to five years. Borrowings under the Working Capital Facility bear interest at a variable rate based on the London Interbank Offered Rate plus a spread of between 250 and 300 basis points, determined by reference to the Issuer’s debt-to-cash flow ratio. Also in connection with the Working Capital Facility, the Issuer pays Deutsche Telekom an unused commitment fee, payable quarterly, ranging from 25 to 50 basis points of any undrawn portion of the Working Capital Facility, to be determined by reference to the Issuer’s debt-to-cash flow ratio.

The Working Capital Facility contains events of default, representations, warranties, covenants and other terms that are customary. The Working Capital Facility also includes a financial covenant requiring that the Issuer’s debt-to-cash flow ratio shall not exceed 4.0 to 1.0, which applies as a condition to borrowing (tested at the time of the borrowing giving pro forma effect to the borrowing) and at any time there are borrowings outstanding (tested on a quarterly basis).

Tower Transaction

Prior to the date of the Business Combination Agreement, the Issuer entered into an agreement with respect to the transfer of certain of its tower assets. On November 30, 2012, an initial closing was consummated pursuant to which nearly all of such tower assets were transferred, and the associated proceeds were received by the Issuer. On December 7, 2012, in accordance with the Business Combination Agreement, such proceeds (net of fees and expenses) were distributed to Deutsche Telekom.